EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2016 SECOND QUARTER

AND SIX MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN — July 27, 2016 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the second quarter (“Q2”) and six months ended June 30, 2016, as compared to Q2 and six months ended June 30, 2015.

Insignia’s President and CEO Kristine Glancy commented, “Despite discouraging second quarter results, our net sales stabilized versus first quarter and 2015 performance. During the first half of 2016 our net sales were down year over year by 3.9%; driven primarily by our slower start to the year in the first quarter. First half 2016 net loss of $409,000 compared to net income of $346,000 in first half 2015 was primarily driven by unusually high legal fees for general corporate and board matters as well as expenses related to strategic investments. We expect our legal expenses to return to a more normal level in second half. As announced in our first quarter release, we are investing in both our existing core products and continuing our efforts to identify and evaluate other products that could complement our portfolio. The company is on track for implementing our new technology operating infrastructure in mid-2017, which is expected to provide significant improvements in our day-to-day operations and facilitate future product expansion.”

Ms. Glancy continued “In my first two months with the organization I have completed a comprehensive assessment of the business, operating model, and organization as well as have met with key retailer and CPG customers. I will be meeting with the board after my initial ninety days to report on my observations and provide recommendations on the future operations and strategy of the company.”

Q2 2016 Results

Q2 2016 total net sales decreased 0.8% to $6,617,000 from $6,673,000 in Q2 2015, primarily due to a 2% decrease in average price per sign.

Gross profit in Q2 2016 decreased to $2,116,000, or 32.0% of total net sales, from $2,986,000, or 44.8% of total net sales, in Q2 2015. The lower gross profit was primarily the result of increased costs associated with retail network growth initiatives and costs associated with the implementation project for our new technology operating infrastructure.

Selling expenses in Q2 2016 were $1,036,000, or 15.6% of total net sales, as compared to $1,145,000, or 17.2% of total net sales, in Q2 2015. The expenses were primarily due to lower variable compensation and other sales related expenses.

Marketing expenses in Q2 2016 were $257,000, or 3.9% of total net sales, as compared to $451,000, or 6.8% of total net sales, in Q2 2015. The decrease in the 2016 period was primarily due to decreased staffing and staff related costs, combined with decreased consulting costs.

General and administrative expenses in Q2 2016 increased to $1,110,000, or 16.8% of total net sales, from $1,003,000, or 15.0% of total net sales, in Q2 2015. The increase was primarily due to increased legal fees, partially offset by decreased staffing and staff related costs.

Income tax benefit for Q2 2016 was 68.0% of pretax loss, or $185,000, compared to income tax expense of 39.6% of pretax income, or $164,000, in Q2 2015. Tax expense (benefit) will vary between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, the net loss for Q2 2016 was $87,000, or $0.01 per basic and diluted share, compared to net income of $250,000, or $0.02 per basic and diluted share, in Q2 2015.

As of June 30, 2016, cash, cash equivalents and debt security investments are $17.0 million, compared to cash, cash equivalents and debt security investments of $18.0 million as of December 31, 2015. As of June 30, 2016, working capital, is $21.5 million compared to working capital of $21.3 million as of December 31, 2015.

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through October 30, 2017. During Q2 2016, the Company purchased approximately 60,000 shares at an average price of $2.30 per share.

Conference Call

Insignia’s management team will host a conference call today at 4:00 pm CT / 5:00 pm ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 201-689-8029, or 877-407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 1,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: current expectations as to second half 2016 or future financial performance; benefits of sales and marketing investments and IT infrastructure investments; timing of implementation of technology operating infrastructure; and ability to sustain and grow core products and launch new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2016; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$6,617,000	$6,673,000	$12,695,000	$13,214,000
Cost of sales	4,501,000	3,687,000	8,612,000	7,426,000
Gross profit	2,116,000	2,986,000	4,083,000	5,788,000
Operating expenses:
Selling	1,036,000	1,145,000	2,144,000	2,489,000
Marketing	257,000	451,000	527,000	786,000
General and administrative	1,110,000	1,003,000	2,270,000	1,965,000

Operating income (loss)	(287,000)	387,000	(858,000)	548,000
Other income, net	15,000	27,000	32,000	37,000

Income (loss) before taxes	(272,000)	414,000	(826,000)	585,000
Income tax expense (benefit)	(185,000)	164,000	(417,000)	239,000

Net income (loss)	(87,000)	250,000	(409,000)	346,000

Other comprehensive income, net of tax	2,000	1,000	11,000	7,000

Comprehensive income (loss)	$(85,000)	$251,000	$(398,000)	$353,000

Net income (loss) per share:
Basic	$(0.01)	$0.02	$(0.04)	$0.03
Diluted	$(0.01)	$0.02	$(0.04)	$0.03

Shares used in calculation of net income (loss) per share:
Basic	11,612,000	12,213,000	11,618,000	12,212,000
Diluted	11,612,000	12,392,000	11,618,000	12,406,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	June 30,	December 31,
	2016	2015

Cash, cash equivalents and debt security investments	$16,985,000	$18,013,000
Working capital	21,463,000	21,297,000
Total assets	29,365,000	31,714,000
Total liabilities	5,122,000	6,994,000
Shareholders’ equity	24,243,000	24,720,000

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